EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated February 13, 2024, relating to the financial statements of Kaival Brands Innovations Group, Inc. for the years ended October 31, 2023 and 2022, incorporated by reference in Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-279045). Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-279045) incorporated by reference in this Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

June 21, 2024